Simplicity Esports and Gaming Company Announces Results of Vote to Amend Public Warrant Agreement

Boca Raton, Florida – August 19, 2019 – Simplicity Esports and Gaming Company (OTCQB: WINR ) (“Simplicity Esports”) announced today the results of the special meeting of public warrant holders held on August 18, 2019 to vote on a proposal to amend the Warrant Agreement dated August 16, 2017. The proposal did not receive the votes required to pass, and therefore, the $11.50 exercise price of the public warrants remains unchanged and no amendments will be made to the Warrant Agreement.

Jed Kaplan, CEO of Simplicity Esports, stated, “As a result of this vote, the exercise price of the public warrants will not be reduced from $11.50 to $4.00. Management believes the results are very positive for Simplicity Esports’ common stockholders, and is focused on further enhancing stockholder value. This gives Simplicity Esports more flexibility to improve the company's capital structure, as we take advantage of our recent growth through the acquisition of PLAYlive Nation. It is exciting to begin the implementation phase of our national esports integration strategy, with all PLAYlive Nation locations. This strategy will help provide esports gaming opportunities on a large scale via 46 locations in 13 states.”

Interested franchisees are encouraged to contact Simplicity Esports at the number listed below.

About Simplicity Esports and Gaming Company:

Simplicity Esports and Gaming Company (OTCQB: WINR ) is an established brand within the esports industry, competing and streaming in popular games across different genres, including PUBG, Fortnite, League of Legends, Overwatch, Gears of War, Smite, and multiple EA Sports titles. Additionally, Simplicity Esports operates Esports Gaming Centers that provide the public an opportunity to experience and enjoy gaming and esports in a social setting, regardless of skill or experience.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond Simplicity Esports’ control, including those set forth in the Risk Factors section of Simplicity Esports’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on July 24, 2018 and in Simplicity Esports’ registration statement on Form S-1 originally filed with the SEC on December 19, 2018, as amended or updated from time to time. Copies are available on the SEC’s website at www.sec.gov. Simplicity Esports undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

CONTACT:

Simplicity Esports and Gaming Company

Roman Franklin

Roman@SimplicityEsports.com

561-819-8586